CONTACT:	John Segvich	FOR IMMEDIATE RELEASE
(630) 954-2000
Brenda L. Reichelderfer Elected to Federal Signal Corporation’s Board of Directors
Oak Brook, Ill., October 24, 2006 — Federal Signal Corporation (NYSE: FSS) today elected Brenda L. Reichelderfer, senior vice president and chief technology officer of ITT Corporation, to the Federal Signal board of directors.
“We are delighted that Brenda is joining Federal Signal’s board of directors,” said Robert D. Welding, president and chief executive officer. “She has a proven track record of organically growing technological businesses, and her extensive experience in operations and new product development will help guide Federal Signal’s transformation.”
In her current role, Reichelderfer leads product development, technology development and product safety across ITT Corporation. Prior to this, she held a number of positions in operations at ITT including president of the Electronics Components Group and president of the Motion and Fluid Control Group. ITT is a global leader in the transport, treatment and control of water, wastewater and other fluids. They also play a vital role in international security through their defense communications and electronics products; space surveillance and intelligence systems; and advanced engineering and related services.
Reichelderfer holds a Bachelor of Science degree in electrical engineering from Ohio Northern University in Ada, Ohio.
About Federal Signal Corporation
Federal Signal Corporation (NYSE: FSS) is a global leader in advancing security and well-being for communities and workplaces around the world. The company manufactures a broad range of safety and signaling products, and fire rescue and environmental vehicles that help protect people, property and the environment. Federal Signal’s leading brands include Bronto(R), Elgin(R), E-ONE(R), Federal APD(R), Federal Signal(R), Guzzler(R), Jetstream(R) and Vactor(R). In addition, Federal Signal operates a consumable industrial tooling business that includes the leading CLAPPDiCO(R), Dayton Progress(R), Manchester(R) and PCS(R) brands. Federal Signal was founded in 1901 and is based in Oak Brook, Illinois. To learn more about Federal Signal Corporation visit www.federalsignal.com.